LIBERTY STAR URANIUM & METALS CORP.

http://www.LibertyStarUranium.com/
October 17, 2007	OTCBB: LBSU
NR 58	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR’S REDWALL DRILLING HIRES GENERAL MANAGER

Tucson, Arizona—October 17, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce that William R. “Bill” Rixey has accepted the position of General Manager for the company’s new, wholly owned subsidiary, Redwall Drilling, Inc. (September 19, 2007--Liberty Star Uranium Announces the Incorporation of Redwall Drilling Inc.—A Wholly Owned Subsidiary of Liberty Star)

Mr. Rixey’s exploration drilling experience spans more than 20 years. Most recently he served as personnel manager and Elko, NV, location manager for Major Drilling Group International, Inc. (MDI), global, public company listed on the Toronto Stock Exchange (TSX). Previously he has been a driller, field safety manager and drill foreman for Dynatec Drilling and Asamera Minerals.

Redwall Drilling President James Briscoe sees much future potential in Mr. Rixey’s underground mining experience as well. “As Redwall’s parent, Liberty Star, evolves into planning mines based on results of its exploratory drilling results, Bill has much to contribute to our vision. In addition to his drilling background, he has experience in all phases of hard rock mining”

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that Liberty Star Uranium & Metals Corp may expand into mining based on exploratory drilling results. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, = logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially = exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Investor Relations

Tracy Myers (520) 731-8786

AGORACOM Investor Relations

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com